UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 5, 2016

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

400 Collins Rd NE		52498
Cedar Rapids, Iowa		(Zip Code)
(Address of principal executive officers)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.
On February 5, 2016, we entered into a $200,000,000 364-day senior unsecured revolving credit agreement among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Crédit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., The Bank of New York Mellon, U.S. Bank National Association and Wells Fargo Bank, National Association , as Co-Documentation Agents, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Bookrunners (the “364-Day Revolving Credit Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, we will be able to borrow loans on a revolving basis.
Borrowings under the Credit Agreement will bear interest at variable rates equal to, at our election (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin or (2) for each euro-dollar loan, the sum of a euro-dollar margin plus the London Interbank Offered Rate for deposits in dollars with a maturity comparable to the interest period selected by us or (3) a competitive bid absolute rate. The base rate equals the highest of (a) the prime rate or (b) the federal funds rate plus ½ of 1% or (c) the sum of 1% plus the London Interbank Offered Rate for deposits in dollars with a one-month maturity. The applicable base rate margin and the euro-dollar margin will be determined based on the ratings of our senior unsecured long-term debt securities. We elect the basis of the interest rate (base rate or euro-dollar) at the time of each borrowing and may elect to change the interest rate basis from time to time.
In addition to the conditions described above, the Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions, subject to certain exceptions. The Credit Agreement also includes a covenant under which we would be in default if our consolidated debt to total capital ratio were to exceed 60 percent; provided that this ratio excludes the accumulated other comprehensive loss equity impact related to defined benefit retirement plans. Events of default under the Credit Agreement include bankruptcy or insolvency events with respect to us, failure to pay any principal when due, failure to pay interest or other amounts payable within 10 days of the due date, failure to comply with covenants, breach of representations or warranties in any material respect, or non-payment or acceleration of other material debt of ours and our subsidiaries.
The foregoing summary of the Credit Agreement does not purport to be a complete description of the terms and conditions of the Credit Agreement and is qualified by the full text of the 364-Day Revolving Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference. The Credit Agreement has been attached to provide investors with more complete information regarding the terms and conditions of the Credit Agreement.
From time to time, we and the lenders under the Credit Agreement (or affiliates of the lenders) may engage in other transactions, including arrangements under which a lender or an affiliate of the lender participates in interest rate or foreign exchange swap or hedging arrangements with us, serves as agent or placement agent for or purchaser or underwriter of commercial paper or other debt securities issued by us, provides cash management or commercial banking services to us, provides lines of credit to us or our affiliates, manages our pension fund assets, is custodian for our employee benefit plan trusts, provides advisory services in connection with merger and acquisition situations or assists in executing share repurchases for us. Several of the banks participating in the Credit Agreement, or their affiliates, also participated in our existing $1,000,000,000 five-year senior unsecured revolving credit agreement as well as our issuance of senior unsecured notes on several occasions in recent years. In addition, an affiliate of Wells Fargo Bank (a lender under the Credit Agreement) is the transfer agent for our common stock.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits
10.1    364-Day Credit Agreement dated as of February 5, 2016 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Crédit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., The Bank of New York Mellon, U.S. Bank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Bookrunners.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

February 9, 2016	By	/s/ Douglas E. Stenske
Douglas E. Stenske, Vice President
Treasurer & Risk Management

Exhibit Index

Exhibit Number	Description

10.1
364-Day Credit Agreement dated as of February 5, 2016 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Crédit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., The Bank of New York Mellon, U.S. Bank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Bookrunners.